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                                                                   EXHIBIT 99.1

Contact:         John Thompson, President
                 F. Wayne Withers, Senior Vice President and Chief
                          Financial Officer
                 Aurora Electronics, Inc.
                 Tel:  (619) 552-1213

                 Stephen J. Hopkins, Chief Executive Officer
                 The Cerplex Group, Inc.
                 Tel:  (714) 258-5301

For Immediate Release


                          Aurora Electronics, Inc. and
                    The Cerplex Group, Inc. Announce Merger;
                 Aurora Names McTavish as New Chairman and CEO

                 SAN DIEGO, CA, February 2, 1998. Aurora Electronics, Inc. (OTC Bulletin Board: AURU) and The Cerplex Group, Inc. (OTC Bulletin Board:
CPLX) announced today that they have signed a definitive merger agreement, creating one of the largest independent companies in the parts support and service logistics market.

                 As a result of the merger, Cerplex would become a wholly-owned subsidiary of Aurora, and the current equity holders of Cerplex would be entitled to receive in a tax-free exchange approximately 25% of the post-merger, fully-diluted common stock of Aurora, after giving effect to the WCAS financing described below. Under the terms of the agreement, each share of Cerplex common stock would convert into 1.076368 shares of Aurora common stock.

                 The merger is subject to regulatory approvals and the satisfaction of certain other conditions precedent, including securing acceptable senior bank financing. No assurance can be given that such conditions precedent will be achieved. The merger is expected to be completed by the end of April 1998. Following the completion of the merger, Aurora will change its name to The Cerplex Group, Inc. and the combined company will operate under that name.

                 Aurora also announced today that Larry McTavish will be appointed its Chairman and Chief Executive Officer, replacing Jim C. Cowart, who will serve on an interim basis as Vice-Chairman, and John Thompson, respectively. Following the merger with Cerplex, Mr. McTavish would continue as Chairman and Chief Executive Officer of the combined enterprise.

                 Subject to the merger, Aurora's principal stockholder, Welsh, Carson, Anderson & Stowe (WCAS), has agreed to provide
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additional financing to Aurora, in the form of $18 million of new preferred stock and $15 million of new subordinated debt, and to exchange approximately $11 million of outstanding Aurora subordinated debt and accrued interest for $3.3 million of new preferred stock. After giving effect to the merger and the WCAS financing, WCAS would own approximately 69.2% of the fully-diluted common stock of Aurora. The proceeds of the WCAS financing and the proposed new senior bank financing would be used to repay approximately $30 million of outstanding senior bank obligations of Cerplex. In addition, at the effective time of the merger, approximately $18 million of outstanding subordinated notes of Cerplex, which have been purchased by WCAS, would be cancelled and exchanged for $5.7 million of the new subordinated notes of Aurora.

                 Aurora contemplates offering to all of its existing stockholders the right to purchase a pro rata share of the new preferred stock and new subordinated notes. The rights offering will be made only by means of a prospectus. Any stockholder not electing to participate in this offering would experience substantial dilution of its existing equity interest in Aurora.

                 With headquarters in San Diego, California, Aurora provides computer OEMs and service organizations with spare parts support and electronics recycling services. Based in Tustin, California, Cerplex is a leading independent depot repair, parts and logistics organization, offering a complete portfolio of asset utilization and service management solutions primarily for OEMs, third party maintainers and multivendor service organizations.

                 Statements in this press release that are not historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected in the forward-looking statements due to important risk factors including, without limitation, the possibility that the merger transaction announced today might not be consummated or, if consummated, provide the benefits to the parties and the securityholders of the combined enterprise projected herein. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Aurora's and Cerplex's respective filings with the Securities and Exchange Commission. These forward- looking statements represent the companies' judgement and estimates as of the date of this press release. Aurora and Cerplex assume no obligation to update such estimates except as required by the Rules and Regulations of the Securities and Exchange Commission.